UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) – January 8, 2008

Energy Future Holdings Corp.
 (Exact name of registrant as specified in its charter)

Texas	1-12833	75-2669310
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201
(Address of principal executive offices, including zip code)

214-812-4600
(Registrants’ telephone number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 8, 2008, Energy Future Holdings Corp. (the “Company”) announced that, effective January 29, 2008, Mr. John F. Young will become the Chief Executive Officer and President of the Company. Mr. Young will also serve as a member of the Board of Directors of the Company (the “Board”). As a result of Mr. Young’s appointment as Chief Executive Officer and President of the Company, Michael S. Greene and David A. Campbell will no longer serve as Interim Co-Presidents of the Company.  Mr. Campbell will continue to serve as Executive Vice President and Chief Financial Officer of the Company, and Mr. Greene will continue to serve as Chairman of the Board, President and Chief Executive Officer of Luminant, a subsidiary of the Company.

Mr. Young, age 51, leaves Exelon Corporation where he served as an officer from March 2003 to the present in capacities including: Executive Vice President, Finance and Markets and Chief Financial Officer, Exelon Corporation from 2005 to the present; Executive Vice President and President – Generation, Exelon Generation Company from 2004 to 2005; President, Exelon Power from 2003 to 2004 and Senior Vice President and Chief Operating Officer – Power, Exelon Generation Company in 2003. Prior to joining Exelon Corporation, Mr. Young served as Senior Vice President – Operations of Sierra Pacific Resources, Inc., from 2000 to 2003.  Prior to joining Sierra Pacific Resources, Inc., Mr. Young served in several different capacities for Southern Company from 1983 to 2000, with his final position with the company being Executive Vice President of Southern Generation.

In connection with his employment, Mr. Young executed an employment agreement with the Company. The employment agreement and Mr. Young’s employment with the Company will be effective January 29, 2008 (the “Effective Date”). The term of the employment agreement is five years from the Effective Date (the “Initial Term”). After the Initial Term, the employment agreement provides for automatic one year renewal periods until the Company or Mr. Young provides the other party with the appropriate notice to terminate the employment agreement. As compensation for his services as Chief Executive Officer and President, Mr. Young will be paid an annual base salary equal to $1 million with the ability to earn an annual cash bonus equal to 100% of his base salary (“Annual Bonus Target”) if he achieves certain annual performance targets established by the Board. Such annual cash bonus may be increased to an amount equal to 200% of his base salary if he achieves certain superior annual performance targets established by the Board. As part of his employment arrangement, Mr. Young has agreed to make an investment in the Company by purchasing a minimum of $3 million in shares of common stock of the Company (“Common Stock”). On or shortly after the Effective Date, Mr. Young will also receive 7.5 million options to acquire Common Stock. To the extent an option becomes vested as described below it would give Mr. Young the right to purchase a share of Common Stock at an exercise price equal to $5. The options have a term of 10 years and vest as follows: (i) 3.75 million options are time based and vest at the rate of 20% per year over the first five years from October 10, 2007 (i.e. the date the Company was acquired by affiliates of Kohlberg Kravis Roberts & Co., TPG and Goldman Sachs (the “Sponsor Group”) as well as certain other investors) and (ii) 3.75 million options are performance based and vest 20% per year over the five fiscal years from 2008 through 2012 based upon the achievement of certain performance targets for the Company established by the Board. In order to partially offset certain equity compensation that Mr. Young is forfeiting by leaving his former employer, on or shortly after the Effective Date, Mr. Young will also receive 600,000 restricted stock units. Upon vesting, each restricted stock unit will entitle Mr. Young to receive one share of Common Stock. The restricted stock units will be fully vested on the grant date, but he will not receive the shares until the second anniversary of the grant date. The employment agreement also entitles Mr. Young to receive other forms of customary compensation such as health and welfare benefits, perquisites, relocation expenses (including a tax gross-up for reimbursed relocation expenses that are required to be included in his income for tax purposes) and reimbursement of business expenses. Mr. Young will not receive any additional compensation for being a member of the Board.

Mr. Young’s employment agreement includes a change in control provision. In the event that Mr. Young’s employment is terminated by the Company without cause or if he resigns for good reason within 24 months after a change in control of the Company, Mr. Young would be entitled to receive, among other things, a lump sum payment equal to two and one half times his base salary and his Annual Bonus Target as well as a pro rata portion of his annual bonus that he would have received for the fiscal year that his employment was terminated or he resigned for good reason. A change in control is generally defined as (i) a transaction that results in a sale of substantially all of the Company’s assets to another person and such person having more seats on the Company’s Board than the Sponsor Group, (ii) a transaction that results in a person not in the Sponsor Group owning more than 50% of the Company’s common stock and such person having more seats on the Company’s Board than the Sponsor Group or

(iii) a transaction that results in the Sponsor Group owning less than 20% of the Company’s common stock and the Sponsor Group not being able to appoint a majority of the directors to the Board of the Company.

Mr. Young’s employment agreement includes customary non-compete and non-solicitation provisions that generally restrict Mr. Young’s ability to compete with the Company or solicit its customers or employees for his own personal benefit during the term of the employment agreement and 24 months after the employment agreement expires or is terminated.

Item 9.01.                       Financial Statements and Exhibits.

(d)	Exhibit No.	Description
	99.1	Press Release dated January 8, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENERGY FUTURE HOLDINGS CORP.
By:	/s/Stanley J. Szlauderbach
Name:	Stanley J. Szlauderbach
Title:	Senior Vice President and Controller

Dated: January 9, 2008